Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-84638, No. 333-185641, and No. 333-233961) on Form S-8 of Lam Research Corporation of our report dated June 26, 2024, relating to the statements of net assets available for benefits of Savings Plus Plan, Lam Research 401(k) as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental information as of December 31, 2023, appearing in this Annual Report on Form 11-K of Savings Plus Plan, Lam Research 401(k) for the year ended December 31, 2023.

/s/ Moss Adams LLP
Campbell, California
June 26, 2024